EXHIBIT 99.3


                            EXCHANGE AGENCY AGREEMENT


                               February ___, 1999




First Union Trust Company, National Association
One Rodney Square
920 King Street
1st Floor
Wilmington, DE 19801
Attention: Corporate Trust Administration

                  Re: PBI Capital Trust
                      -----------------

Ladies and Gentlemen:

     Premier Bancorp, Inc., a Pennsylvania corporation, as Depositor (the "Company"), and PBI Capital Trust, a Delaware business trust (the "Trust"), hereby appoint First Union Trust Company, National Association ("First Union") to act as exchange agent (the "Exchange Agent") in connection with an exchange offer by the Company and the Trust to exchange up to $10,000,000 of the Trust's Series A 8.57% Capital Securities, liquidation amount $1,000 per Capital Security (the "Original Capital Securities"). The terms and conditions of the exchange offer are set forth in a Prospectus, dated February 8, 1999 (as the same may be amended or supplemented from time to time, the "Prospectus"), and in the related Letter of Transmittal, which together constitute the "Exchange Offer." The registered holders of the Capital Securities are hereinafter referred to as the "Holders." Capitalized terms used herein and not defined shall have the respective meanings described thereto in the Prospectus.

     On the basis of the representations, warranties and agreements of the Company, the Trust and First Union contained herein and subject to the terms and conditions hereof, the following sets forth the agreement among the Company, the Trust and First Union as Exchange Agent for the Exchange Offer:


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1.   APPOINTMENT AND DUTIES AS EXCHANGE AGENT.

     a. The Company and the Trust hereby authorize First Union to act as Exchange Agent in connection with the Exchange Offer and First Union agrees to act as Exchange Agent in connection with the Exchange Offer. As Exchange Agent, First Union will perform those services as are outlined herein, including, but not limited to, accepting tenders of Original Capital Securities, and communicating generally regarding the Exchange Offer with brokers, dealers, commercial banks, trust companies and other persons, including Holders of the Original Capital Securities.

     b. The Company and the Trust acknowledge and agree that First Union has been retained pursuant to this Agreement to act solely as Exchange Agent in connection with the Exchange Offer, and in such capacity, First Union shall perform such duties in good faith as are outlined herein.

     c. First Union will examine each of the Letters of Transmittal and certificates for Original Capital Securities and any other documents delivered or mailed to First Union by or for Holders of the Original Capital Securities, and any book entry confirmations received by First Union with respect to the Original Capital Securities, to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with the instructions set forth therein and that such book entry confirmations are in due and proper form and contain the information required to be set forth therein, (ii) the Original Capital Securities have otherwise been properly tendered, (iii) Original Capital Securities tendered in part are tendered in liquidation amounts of $1,000 per Capital Security and that if any Original Capital Securities are tendered for exchange in part, the untendered liquidation amount thereof is $1,000, and (iv) Holders have provided their correct Tax Identification Number or required certification. Determination of all questions as to validity, form, eligibility and acceptance for exchange of any Original Capital Securities shall be made by the Company and the Trust, which determination shall be final and binding. In each case where the Letters of Transmittal or any other documents have been improperly completed or executed of where book-entry conformations are not in due and proper form or omit certain information, or any of the certificates for Original Capital Securities are not in proper form for transfer or some other irregularity in connection with the tender or acceptance of the Original Capital Securities exists, First Union will endeavor, upon request of the Company or the Trust, to advise the tendering Holders of the irregularity and to take any other action as the Company or the Trust may request to cause such irregularity to be corrected. Notwithstanding the above, First Union shall not be under any duty to give any notification of any irregularities in tenders or incur any liability for failure to give any such notification.

     d. With the approval of the Trust and the President, any Senior Vice President, any Executive Vice President, any Vice President or the Treasurer or any Assistant Treasurer of the Company, (such approval, if given orally, to be confirmed in writing) or any other party


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designated by any such officer, First Union is authorized to waive any irregularities in connection with any tender of Original Capital Securities pursuant to the Exchange Offer.

     e. Tenders of Original Capital Securities may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer" and Original Capital Securities shall be considered properly tendered only when tendered in accordance with such procedures set forth therein. Notwithstanding the provisions of this paragraph, Original Capital Securities which the Trust and the President, any Senior Vice President, any Executive Vice President, any Vice President or the Treasurer, any Assistant Treasurer or any other designated officer of the Company, shall approve (such approval, if given orally, to be confirmed in writing) as having been properly tendered shall be considered to be properly tendered.

     f. First Union shall advise the Company and the Trust with respect to any Original Capital Securities received as soon as possible after 5:00 p.m., New York City time, on the Expiration Date and accept its instructions with respect to disposition of such Original Capital Securities.

     g. First Union shall deliver certificates for Original Capital Securities tendered in part to the transfer agent for split-up and shall return any untendered Original Capital Securities or Original Capital Securities which have not been accepted by the Company and the Trust to the Holders promptly after the expiration or termination of the Exchange Offer.

     h. Upon acceptance by the Company and the Trust of any Original Capital Securities duly tendered pursuant to the Exchange Offer (such acceptance if given orally, to be confirmed in writing), the Company and the Trust will cause Exchange Capital Securities in exchange therefor to be issued as promptly as practicable and First Union will deliver such Exchange Capital Securities on behalf of the Company and the Trust at the rate of $1,000 liquidation amount of Exchange Capital Securities for each $1,000 liquidation amount of Original Capital Securities tendered as promptly as practicable after acceptance by the Company and the Trust of the Original Capital Securities for exchange and notice (such notice if given orally, to be confirmed in writing) of such acceptance by the Company and the Trust. Unless otherwise instructed by the Company or the Trust, First Union shall issue Exchange Capital Securities only in denominations of $1,000 or any integral multiple of $1,000 in excess thereof.

     i. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and the conditions set forth in the Prospectus and the Letter of Transmittal, Original Capital Securities tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date in accordance with the terms of the Exchange Offer.

     j. Notice of any decision by the Company and the Trust not to exchange any Original Capital Securities tendered shall be given by the Company and the Trust either orally (if given orally, to be confirmed in writing) or in a written notice to First Union.

     k. If, pursuant to the Exchange Offer, the Company and the Trust do not accept for exchange all or part of the Original Capital Securities tendered because of an invalid tender, the


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occurrence of certain other events set forth in the Prospectus under the caption
"The Exchange Offer -- Conditions to the Exchange Offer" or otherwise, First Union shall, upon notice from the Company and the Trust (such notice if given orally, to be confirmed in writing), promptly after the expiration or termination of the Exchange Offer return such certificates for unaccepted Original Capital Securities (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in First Union's possession, to the persons who deposited such certificates.

     l. Certificates for reissued Original Capital Securities, unaccepted Original Capital Securities or Exchange Capital Securities shall be forwarded by
(a) first-class certified mail, return receipt requested under a blanket surety bond obtained by First Union protecting First Union, the Company and the Trust from loss or liability arising out of the non-receipt or non-delivery of such certificates or (b) by registered mail insured by First Union separately for the replacement value of each such certificate.

     m. First Union is not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, commercial bank, trust company or other nominee or to engage or use any person to solicit tenders.

     n. As Exchange Agent, First Union:

          (i) shall have no duties or obligations other than those specifically set forth herein or in the Prospectus or in the related Letter of Transmittal;

          (ii) will make no representations and will have no responsibilities as to the validity, value or genuineness of any of the certificates for the Original Capital Securities deposited pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

          (iii) shall not be obligated to take any legal action hereunder which might in First Union's reasonable judgment involve any expense or liability, unless First Union shall have been furnished with indemnity satisfactory to it and additional fees for taking of such action;

          (iv) may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to First Union and reasonably believed by First Union to be genuine and to have been signed by the proper party or parties;

          (v) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which First Union believes in good faith to be genuine and to have been signed or represented by a proper person or persons acting in a fiduciary or representative capacity;


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          (vi)   may rely on and shall be protected in acting upon written or oral instructions from the President, any Senior Vice President, any Executive Vice President, any Vice President, the Treasurer, any Assistant Treasurer or any other designed officer of the Company;

          (vii) may consult with its own counsel with respect to any questions relating to First Union's duties and responsibilities and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by First Union hereunder in good faith and in accordance with the advice of such counsel; and

          (viii) shall not advise any person tendering Original Capital Securities pursuant to the Exchange Offer as to whether to tender or refrain from tendering all or any portion of its Original Capital Securities or as to the market value, decline or appreciation in market value of any Original Capital Securities that may or may not occur as a result of the Exchange Offer or as to the market value of the Exchange Capital Securities. First Union shall furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery or such other forms as may be approved from time to time by the Company and the Trust, to all persons requesting such documents from First Union.

     o. First Union shall advise orally and promptly thereafter confirm in writing to the Company and the Trust and such other person or persons as the Company and the Trust may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise reasonably requested) up to and including the Expiration Date, the aggregate principal amount of Original Capital Securities which have been tendered pursuant to the terms of the Exchange Offer and the items received by First Union pursuant to the Exchange Offer and this Agreement. In addition, First Union will also provide, and cooperate in making available to the Company and the Trust, or any such other person or persons upon request (such request if made orally, to be confirmed in writing) made from time to time, such other information in its possession as the Company and the Trust may reasonably request. Such cooperation shall include, without limitation, the granting by First Union to the Company and the Trust, and such person or persons as the Company and the Trust may request, access to those persons on First Union's staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company and the Trust shall have received adequate information in sufficient detail to enable the Company and the Trust to decide whether to extend the Exchange Offer. First Union shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Original Capital Securities tendered, the aggregate principal amount of Original Capital Securities accepted and deliver said list to the Company and the Trust.

     p. Letters of Transmittal, book-entry confirmations and Notices of Guaranteed Delivery shall be stamped by First Union as to the date and the time of receipt thereof and shall be preserved by First Union as to the date and the time of receipt thereof and shall be preserved by First Union for a period of time at least equal to the period of time First Union preserves other


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records pertaining to the transfer of securities, or one year, whichever is longer, and thereafter shall be delivered by First Union to the Company and the Trust. First Union shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company or the Trust.

2.   COMPENSATION.

     $____ will be payable to First Union in its capacity as Exchange Agent; provided, that First Union reserves the right to receive reimbursement from the Company for any reasonable out-of-pocket expenses incurred as Exchange Agent in performing the services described herein.

3.   INDEMNIFICATION.

     a. The Company and the Trust hereby agree to protect, defend, indemnify and hold harmless First Union against and from any and all costs, losses, liabilities, taxes, expenses (including reasonable counsel fees and disbursements) and claims imposed upon or asserted against First Union on account of any action taken or omitted to be taken by First Union in connection with its acceptance of or performance of its duties under this Agreement and the documents related thereto as well as the reasonable costs and expenses of defending itself against any claim or liability arising out of or relating to this Agreement and the documents related thereto. This indemnification shall survive the release, discharge, termination and/or satisfaction of this Agreement. Anything in this Agreement to the contrary notwithstanding, neither the Company nor the Trust shall be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of First Union's bad faith, gross negligence or willful misconduct. In no case shall the Company or the Trust be liable under this indemnification agreement with respect to any claim against First Union until the Company and the Trust shall be notified by First Union, by letter, of the written assertion of a claim against First Union or of any other action commenced against First Union, promptly after First Union shall have received any such written assertion or shall have been served with a summons in connection therewith; provided, that, First Union's failure to give such notice shall not excuse the Company or the Trust from its obligations hereunder. The Company and the Trust shall be entitled to participate at their own expense in the defense of any such claim or other action, and, if the Company and the Trust so elect, the Company or the Trust may assume the defense of any pending or threatened action against First Union in respect of which indemnification may be sought hereunder with counsel reasonably acceptable to First Union; provided that the Company and the Trust shall not be entitled to assume the defense of any such action if the named parties to such action include the Company or the Trust and First Union and representation of the parties by the same legal counsel would, in the reasonable opinion of counsel for First Union , be inappropriate due to actual or potential conflicting interests between them. In the event that the Company or the Trust shall assume the defense of any such suit with counsel reasonably acceptable to First Union, the Company or the Trust, as applicable, shall not be liable for the fees and expenses incurred by First Union of any counsel retained by First Union subsequent to such assumption of defense by the Company or the Trust.

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     b. The Company agrees to indemnify and hold harmless the Trust from and against any and all losses, claims, damages and liabilities whatsoever, as due from the Trust under this Section.

4.   TAX INFORMATION.

     The Company or the Trust shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. The Company and the Trust understand that they may be required, in certain instances, to deduct 31% with respect to interest paid on the Exchange Capital Securities and proceeds from the sale, exchange, redemption or retirement of the Exchange Capital Securities from Holders who have not supplied their correct Taxpayer Identification Number or required certification. Such funds will be turned over to the Internal Revenue Service.

5. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to conflict of laws principles).

6. NOTICES. Any communication or notice provided for hereunder shall be in writing and shall be given (and shall be deemed to have been given upon receipt) by delivery in person, telecopy, or overnight delivery or by registered or certified mail (postage prepaid, return receipt requested) to the applicable party at the addresses indicated below:

                  If to the Company:

                           379 North Main Street
                           Doylestown, Pennsylvania 18901-0818
                           Telecopier No.: (215) 345-7286
                           Confirmation:   (215) 345-5100
                           Attention: John C. Soffronoff
                                      President and Chief Executive Officer

                  If to the Trust:

                           379 North Main Street
                           Doylestown, Pennsylvania 18901-0818
                           Telecopier No.: (215) 345-7286
                           Confirmation:   (215) 345-5100
                           Attention: John C. Soffronoff
                                      Administrative Trustee


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                  If to First Union:

                           One Rodney Square
                           920 King Street
                           1st Floor
                           Wilmington, Delaware 19801
                           Telecopier No.:  (302) 888-7544
                           Confirmation:    (302) 888-7532
                           Attention:  Ed Truitt, Corporate Trust Administration

                  With a copy to:

                           Richards, Layton & Finger, P.A.
                           One Rodney Square
                           P.O. Box 551
                           Wilmington, Delaware  19899
                           Telecopier No.:  (302) 658-6548
                           Confirmation:    (302) 651-7526
                           Attention:  Doneene Keemer Damon, Esquire

or, as to each party, at such other address as shall be designated by such party in a written notice complying as to delivery with the terms of this Section.

7. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limitation to the foregoing, the parties hereto expressly agree that no holder of Capital Securities shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8. COUNTERPARTS; SEVERABILITY. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which when so executed shall be deemed an original, and all of such counterparts shall together constitute one and the same agreement. If any term or other provision of this Agreement or the application thereof is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the agreements contained herein is not affected in any manner adverse to any party. Upon such determination that any term or provision or the application thereof is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the agreements contained herein may be performed as originally contemplated to the fullest extent possible.

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9.   CAPTIONS.  The descriptive headings contained in this Agreement are included for convenience or reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10. ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified nor may any provision hereof be waived except in writing signed by each party to be bound thereby.

11. TERMINATION. This Agreement shall terminate upon the earlier of (a) the 90th day following the expiration, withdrawal, or termination of the Exchange Offer, (b) the close of business on the date of actual receipt of written notice by First Union from the Company and the Trust stating that this Agreement is terminated, (c) one year following the date of this Agreement, or (d) the time and date on which this Agreement shall be terminated by mutual consent of the parties hereto.

     Kindly indicate your willingness to act as Exchange Agent and First Union's acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to the Company a copy of this Agreement so signed, whereupon this Agreement and First Union's acceptance shall constitute a binding agreement among First Union, the Company and the Trust.


                                                Very truly yours,

                                                PREMIER BANCORP, INC.


                                                By: ____________________________
                                                    Name:
                                                    Title:

                                                PBI CAPITAL TRUST

                                                By: ____________________________
                                                    Administrative Trustee


Accepted and agreed to as of the date first written above:

FIRST UNION TRUST COMPANY,
NATIONAL ASSOCIATION

By: _______________________________________
    Name:
    Title:

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